Exhibit 99.1

    MBIA Inc. Reports 4 Percent Decline in First Half Net Income Per Share;
                    Operating Income Per Share up 5 Percent

    ARMONK, N.Y.--(BUSINESS WIRE)--Aug. 2, 2005--MBIA Inc. (NYSE:
MBI), the holding company for MBIA Insurance Corporation, reported today that net income per share declined 4 percent to $2.80 in the first six months of 2005 from $2.91 during the first six months of 2004. Net income for the first half of 2005 was $388.1 million compared with $427.0 million in the same period last year, a 9 percent decrease. First half results in 2004 were positively impacted by $61.0 million, or $0.27 per share, of net gains versus $7.2 million, or $0.04 per share, of net gains in the first half of 2005.
    Operating income per share, which excludes the effects of net realized gains, net gains and losses on derivative instruments and foreign exchange, increased 5 percent in the first six months of 2005 to $2.76 from $2.62 in last year's first half. Excluding refundings, which represent the acceleration of earned premium when an issue is defeased, first half 2005 operating income per share rose 7 percent to $2.47 from $2.30 during the same period of 2004.


Diluted earnings per share information
--------------------------------------

                                       Three Months     Six Months
                                      Ended June 30    Ended June 30
                                     ---------------- ----------------
                                       2005    2004     2005    2004
                                     ------- -------- -------- -------
Net income                             $1.37   $1.49    $2.80   $2.91
 Income from discontinued operations    0.00    0.02     0.00    0.02
                                     ------- -------- -------- -------
Net income from continuing operations   1.37    1.47     2.80    2.89

 Net realized gains (losses)            0.00    0.07     0.01    0.26
 Net gains (losses) on derivative
  instruments and foreign exchange      0.00    0.05     0.03    0.01
                                     ------- -------- -------- -------
Operating income (1)                   $1.37   $1.35    $2.76   $2.62

(1) Presented on the same basis as analysts' estimates.


    For the second quarter of 2005, net income per share declined 8 percent to $1.37 from $1.49 during the same period of 2004. Net income for the second quarter was $187.6 million compared with $218.4 million in the same period last year, a 14 percent decrease. Second quarter per share results in 2004 were positively impacted by $27.4 million of net gains versus $0.3 million of net gains in the second quarter of 2005.
    For the second quarter of 2005, operating income per share increased 1 percent to $1.37 from $1.35 in the second quarter of 2004. Excluding refundings, second quarter 2005 operating income per share rose 3 percent to $1.23 from $1.19 during the same period of 2004.
    Gary C. Dunton, MBIA Chief Executive Officer, said, "MBIA reported satisfactory results for the first half of 2005 given the challenging market conditions. Business production was solid for the period in the face of tight spreads and significant competition. Our broad global footprint in the capital markets provides us with attractive new business opportunities, even in less-than-ideal markets."
    Mr. Dunton added, "Given these market conditions together with stubbornly low interest rates and increased expenses associated with the regulatory reviews, we expect it will be very difficult to achieve the 10 to 12 percent operating earnings per share growth, excluding refundings, that we expected at the beginning of the year. We continue to anticipate that operating ROE will be at the lower end of the 12 to 14 percent range in 2005. We remain committed to our disciplined approach to underwriting and pricing and we continue to manage MBIA to provide long-term growth in shareholder value."

    Insurance Operations

    Adjusted direct premium (ADP), a non-GAAP measure, which includes both upfront premiums written and the present value of estimated installment premiums for new business writings and excludes premiums assumed or ceded, increased 18 percent to $646.6 million from $546.3 million in the first half of 2004. For the second quarter of 2005, ADP declined 19 percent to $329.0 million from the very strong $408.3 million in the second quarter of last year.


Adjusted Direct Premium
-----------------------
(dollars in millions)
                             Three Months             Six Months
                             Ended June 30           Ended June 30
                        ----------------------- ----------------------
                         2005   2004  % Change   2005   2004  % Change
                        ------ ------ --------- ------ ------ --------
Public Finance
         United States  $143.9 $200.2    (28%) $287.5  $255.4     13%
     Non-United States    57.5  102.9    (44%)   65.1   106.6    (39%)
                        ------ ------ --------- ------ ------ --------
                 Total   201.4  303.1    (34%)  352.6   362.0     (3%)

Structured Finance
         United States    33.2   38.9    (15%)  169.6    98.9     72%
     Non-United States    94.4   66.3     42%   124.4    85.4     46%
                        ------ ------ --------- ------ ------ --------
                 Total   127.6  105.2     21%   294.0   184.3     60%

                 Total  $329.0 $408.3    (19%) $646.6  $546.3     18%


    Global Public Finance ADP decreased 3 percent as solid U.S. production offset weak non-U.S. production in the first half of 2005 compared with the same period last year. Domestic public finance production was strong, driven by large transactions in the military housing and transportation sectors. Non-U.S. production for the first half of 2005 was down 39 percent, reflecting a lack of large transactions such as those that closed in the first half of 2004. Credit quality for global public finance remained very high, with 91 percent of insured business written rated Single-A or above in the first half of 2005.
    Global Structured Finance ADP in the first half of 2005 increased 60 percent, as strong domestic and non-U.S. production compared favorably with the same period last year. U.S. production increased 72 percent, and non-U.S. production increased 46 percent as the company guaranteed several large CDO, future flow and rental car fleet transactions. In global structured finance, 64 percent of insured business written in the first half of 2005 was rated Single-A or higher.
    Net scheduled earned premiums in the first half of 2005 increased 4 percent to $347.1 million from $334.0 million during the same period in 2004. With heavy refunding activity over the last several quarters and a decline in U.S. structured finance installment business, the growth of net scheduled earned premiums was slower than in 2004. Earned premiums from refundings were $68.1 million, which, while significant, was down 13 percent from $78.7 million in first half of 2004.
    Pre-tax net investment income in the first half of 2005, excluding net realized gains, was $240.1 million, a 1 percent increase from $236.7 million in the same period of 2004 as average invested assets increased only slightly in a year-over-year comparison.
    MBIA's advisory fees in the first six months of 2005 were down 54 percent to $10.6 million from $23.1 million in the first half of 2004, reflecting a lack of large, complex transactions that provide the opportunity for advisory services.
    Insurance expenses, which include the amortization of deferred acquisition costs and operating expenses, increased 6 percent for the first half of 2005 to $94.2 million from $88.8 million in last year's first half. The GAAP expense ratio increased to 22.7 percent in the first half of 2005 as compared to 21.5 percent in last year's first half due to primarily slower growth in overall earned premium.
    MBIA's pre-tax operating income from insurance operations decreased 2 percent to $530.1 million in the first half of 2005 from $543.6 million in last year's first half.

    Risk Management and Loss Reserves

    The company incurred $41.7 million in loss and loss adjustment expenses in the first half of 2005, a 4 percent increase compared with $40.1 million in last year's first half due to the growth in scheduled earned premium, which is the basis of the company's loss reserving formula. Case incurred activity for the first half of 2005 totaled $37.7 million related primarily to tax liens and Fort Worth Osteopathic Hospital.
    The insured portfolio continued to show improvement in credit quality during the first half of 2005. The portion of the portfolio rated below investment grade continues to be less than 2 percent.

    Investment Management Services

    The market value of quarterly average fixed-income assets under management was $43.5 billion in the second quarter of 2005, up 14.4 percent from $38.0 billion in the second quarter of last year. Pre-tax operating income from MBIA's investment management businesses, which excludes the effects of net realized gains and net gains and losses on derivative instruments and foreign exchange, increased 59 percent in the first half of 2005 to $42.7 million from $26.9 million in 2004 driven by strong demand for the company's asset/liability products.

    Corporate

    The corporate segment includes net investment income, interest expense and corporate expenses. Net corporate segment expenses in the first half increased 1 percent to $41.4 million from $40.9 million in the same period last year. Significant growth in investment income helped offset an increase in legal and consulting expenses related to ongoing regulatory inquiries, which totaled $4.4 million.

    Gains and Losses

    In the first half of 2005, MBIA recorded net realized gains of $1.3 million, compared with net realized gains of $59.7 million in the first half of 2004. In 2004, net realized gains were primarily the result of the sale of a common stock investment the company purchased in 2002, whereas this year, gains and losses have been generated from the ongoing management of the company's portfolios.
    The company recorded pre-tax mark-to-market net gains on derivative instruments and foreign exchange of $5.9 million for all business operations in the first half of 2005, compared to pre-tax mark-to-market net gains of $1.3 million in the first half of 2004.

    Book Value and Adjusted Book Value

    MBIA's book value per share at June 30, 2005 was $49.15, up 4 percent from $47.20 at December 31, 2004. The increase was principally driven by net income from operations, partially offset by the effect of repurchasing shares. Adjusted book value (ABV) per share, a non-GAAP measure, at June 30, 2005 rose 4 percent to $68.81 from $66.29 at December 31, 2004. ABV includes the after-tax effects of deferred premium revenue less prepaid reinsurance premiums and deferred acquisition costs, the present value of installment premiums, unrealized gains or losses on investment contract liabilities and a provision for loss and loss adjustment expenses.

    Share Repurchase

    During the first half of 2005, the company repurchased over 5.9 million shares at an average cost of $57.77 per share. The company now has approximately 5.0 million shares remaining in the share buyback program, which was authorized by the Board of Directors in 2004.

    Conference Call

    MBIA will host a conference call for investors today at 11 a.m. EDT. The conference call will consist of brief comments by Nicholas Ferreri, the company's chief financial officer, followed by a question and answer session. The conference call will be Web cast live on MBIA's Web site at http://investor.mbia.com (then click "Conference Call"). Those who are unable to participate in the conference call may listen to a replay by dialing 1-800-396-1244 in the United States and 1-402-998-1607 for international calls. A recording will also be available on MBIA's Web site approximately two hours after the end of the conference call.

    MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA's innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.'s principal operating subsidiary, MBIA Insurance Corporation, has a financial strength rating of Triple-A from Moody's Investors Service, Standard & Poor's Ratings Services, Fitch Ratings, and Rating and Investment Information, Inc. Please visit MBIA's Web site at http://www.mbia.com.

    This news release contains forward-looking statements. Important factors such as general market conditions and the competitive environment could cause actual results to differ materially from those projected in these forward-looking statements. The company undertakes no obligation to revise or update any forward-looking statements to reflect changes in events or expectations.

    Explanation of Non-GAAP Financial Measures

    The following are explanations of why MBIA believes that the non-GAAP financial measures typically used in the company's press releases, which serve to supplement GAAP information, are meaningful to investors.
    Operating Income: The company believes operating income is a useful measurement of performance because it measures income from operations, unaffected by investment portfolio realized gains and losses, gains and losses on derivative instruments and foreign exchange and non-recurring items. Operating income is also provided to assist research analysts and investors who use this information in their analysis of the company.
    Adjusted Direct Premiums: The company believes adjusted direct premiums are a meaningful measure of the total value of the insurance business written during a reporting period since they represent the present value of all premiums collected and expected to be collected on policies closed during the period. As such, it gives investors an opportunity to measure the value of new business activities in a given period and compare it to new business activities in other periods. Other measures, such as premiums written and premiums earned, include the value of premiums resulting from business closed in prior periods and do not provide the same information to investors.
    Adjusted Book Value: The company believes the presentation of adjusted book value, which includes items that are expected to be realized in future periods, provides additional information that gives a comprehensive measure of the value of the company. Since the company expects these items to affect future results and, in general, they do not require any additional future performance obligation on the company's part, ABV provides an indication of the company's value in the absence of any new business activity. ABV is not a substitute for GAAP book value but does provide investors with additional information when viewed in conjunction with GAAP book value.


                      MBIA INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
                      ---------------------------
                        (dollars in thousands)

                                            June 30,     December 31,
                                              2005           2004
                                         -------------- --------------
Assets
------
Investments:
 Fixed-maturity securities held as
  available-for-sale, at fair value
  (amortized cost $21,898,408 and
  $18,802,894)                             $22,919,879    $19,679,905
 Investments held-to-maturity, at
  amortized cost (fair value $6,551,271
  and $7,535,787)                            6,572,895      7,540,218
 Investment agreement portfolio pledged as
  collateral, at fair value (amortized
  cost $885,502 and $713,704)                  937,760        730,870
 Short-term investments, at amortized cost
  (which approximates fair value)            1,548,726      2,405,192
 Other investments                             274,076        261,865
                                         -------------- --------------
   Total investments                        32,253,336     30,618,050

Cash and cash equivalents                      512,341        366,236
Accrued investment income                      348,573        312,208
Deferred acquisition costs                     383,006        360,496
Prepaid reinsurance premiums                   451,113        471,375
Reinsurance recoverable on unpaid losses        42,869         33,734
Goodwill                                        79,406         79,406
Property and equipment (net of
 accumulated depreciation)                     110,817        114,692
Receivable for investments sold                 96,654         67,205
Derivative assets                              252,637        288,811
Other assets                                   253,843        315,197
                                         -------------- --------------
Total assets                               $34,784,595    $33,027,410
                                         ============== ==============

Liabilities and Shareholders' Equity
------------------------------------
Liabilities:
 Deferred premium revenue                   $3,228,018     $3,211,181
 Loss and loss adjustment expense reserves     667,570        726,617
 Investment agreements                      10,005,780      8,678,036
 Commercial paper                            1,859,764      2,598,655
 Medium-term notes                           7,688,290      6,943,840
 Variable interest entity floating rate
  notes                                        801,038        600,505
 Securities sold under agreements to
  repurchase                                   835,359        647,104
 Short-term debt                                58,745         58,745
 Long-term debt                              1,314,238      1,332,540
 Deferred income taxes, net                    661,184        610,545
 Deferred fee revenue                           22,498         26,780
 Payable for investments purchased             173,175         94,609
 Derivative liabilities                        484,842        528,562
 Other liabilities                             396,596        390,620
                                         -------------- --------------
  Total liabilities                         28,197,097     26,448,339

Shareholders' Equity:
 Common stock                                  156,412        155,608
 Additional paid-in capital                  1,462,914      1,410,799
 Retained earnings                           5,527,063      5,215,191
 Accumulated other comprehensive income        630,628        611,173
 Unearned compensation - restricted stock      (53,169)       (34,686)
 Treasury stock                             (1,136,350)      (779,014)
                                         -------------- --------------
  Total shareholders' equity                 6,587,498      6,579,071

Total liabilities and shareholders'
 equity                                    $34,784,595    $33,027,410
                                         ============== ==============


                      MBIA INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME
                   ---------------------------------
            (dollars in thousands except per share amounts)

                      Three Months Ended         Six Months Ended
                           June 30                   June 30
                  ------------------------- -------------------------
                      2005         2004         2005         2004
                  ------------ ------------ ------------ ------------
                                 Restated                  Restated
Insurance operations
 Revenues:
  Gross premiums
   written           $248,965     $372,909     $531,584     $577,602
  Ceded premiums      (33,641)     (45,059)     (69,329)     (75,791)
                  ------------ ------------ ------------ ------------
   Net premiums
    written           215,324      327,850      462,255      501,811

  Scheduled
   premiums earned    177,207      171,956      347,080      333,950
  Refunding
   premiums earned     31,726       38,826       68,091       78,702
                  ------------ ------------ ------------ ------------
   Premiums earned    208,933      210,782      415,171      412,652

  Net investment
   income             121,002      114,856      240,148      236,697
  Advisory fees         4,214       17,190       10,639       23,055
  Net realized
   gains (losses)         996       16,935        1,207       63,228
  Net gains
   (losses) on
   derivative
   instruments and
   foreign exchange     4,119          210       (1,956)       1,280
                  ------------ ------------ ------------ ------------
   Total insurance
    revenues          339,264      359,973      665,209      736,912

 Expenses:
  Losses and loss
   adjustment          21,265       20,635       41,650       40,074
  Amortization of
   deferred
   acquisition
   costs               16,506       16,493       32,799       32,079
  Operating            32,268       29,155       61,434       56,681
                  ------------ ------------ ------------ ------------
   Total insurance
    expenses           70,039       66,283      135,883      128,834

 Insurance income     269,225      293,690      529,326      608,078
                  ------------ ------------ ------------ ------------

Investment
management services
 Revenues             206,543      126,256      392,778      247,716
 Net realized
  gains (losses)       (1,478)      (1,126)       1,716       (2,943)
 Net gains (losses)
  on derivative
  instruments and
  foreign exchange     (3,439)      11,737        7,739            4
                  ------------ ------------ ------------ ------------
   Total
    investment
    management
    services
    revenues          201,626      136,867      402,233      244,777

 Interest expense     167,164       92,438      316,582      183,473
 Expenses              19,090       18,757       33,467       37,344
                  ------------ ------------ ------------ ------------
   Total
    investment
    management
    services
    expenses          186,254      111,195      350,049      220,817
                  ------------ ------------ ------------ ------------
 Investment
  management
  services income      15,372       25,672       52,184       23,960
                  ------------ ------------ ------------ ------------

Municipal services
 Revenues               5,398        5,752       10,934       11,711
 Net realized
  gains (losses)           --          (37)         (85)         (42)
 Net gains (losses)
  on derivative
  instruments and
  foreign exchange          6           --          136           --
                  ------------ ------------------------- -------------
   Total
    municipal
    services
    revenues            5,404        5,715       10,985       11,669
 Expenses               5,108        5,526       10,513       11,380
                  ------------ ------------ ------------ ------------
 Municipal services
  income                  296          189          472          289
                  ------------ ------------ ------------ ------------
Corporate
 Net investment
  income                5,776        2,457       13,703        4,577
 Net realized
  gains (losses)           81         (356)      (1,527)        (576)
 Interest expense      22,040       17,771       44,061       35,545
 Corporate
  expenses              7,398        4,070       11,079        9,960
                  ------------ ------------ ------------ ------------
 Corporate loss       (23,581)     (19,740)     (42,964)     (41,504)
                  ------------ ------------ ------------ ------------

Income from
 continuing
 operations before
 income taxes         261,312      299,811      539,018      590,823

Provision for
 income taxes          73,722       84,096      150,924      166,520
                  ------------ ------------ ------------ ------------

Income from
 continuing
 operations           187,590      215,715      388,094      424,303

 Loss from
  discontinued
  operations, net
  of tax                   --         (510)          --         (481)
 Gain on sale of
  discontinued
  operations, net
  of tax                   --        3,178           --        3,178
                  ------------ ------------ ------------ ------------
  Income from
   discontinued
   operations              --        2,668           --        2,697

Net income           $187,590     $218,383     $388,094     $427,000
                  ============ ============ ============ ============

Net income per
 common share:
 Basic                  $1.40        $1.52        $2.86        $2.97
 Diluted                $1.37        $1.49        $2.80        $2.91

Weighted-average common shares
 outstanding:
 Basic            133,938,175  143,454,174  135,589,284  143,530,690
 Diluted          136,886,153  146,289,467  138,680,637  146,600,213


                     MBIA INC. AND SUBSIDIARIES

Reconciliation of Adjusted Direct Premiums to Gross Premiums Written
--------------------------------------------------------------------
(dollars in millions)
                                      Three Months      Six Months
                                      Ended June 30    Ended June 30
                                    ---------------- ----------------
                                      2005    2004     2005    2004
                                    ------- -------- ------- --------

Adjusted direct premiums (1)        $329.0   $408.3  $646.6   $546.3

 Adjusted premiums assumed             1.0      0.0     1.0     (2.9)
                                    ------- -------- ------- --------
Adjusted gross premiums              330.0    408.3   647.6    543.4

 Present value of estimated future
  installment premiums (2)          (200.8)  (206.6) (376.6)  (288.9)
                                    ------- -------- ------- --------
Gross upfront premiums written       129.2    201.7   271.0    254.5

 Gross installment premiums received 119.8    171.2   260.6    323.1
                                    ------- -------- ------- --------
Gross premiums written              $249.0   $372.9  $531.6   $577.6
                                    ======= ======== ======= ========
(1) A non-GAAP measure.
(2) At June 30, 2005 and March 31, 2005 the discount rate was 5.0% and 4.8%, respectively, and at June 30, 2004 and March 31, 2004 the discount rate was 4.7%.

Components of Net Income per Share (1)
--------------------------------------

                                      Three Months      Six Months
                                      Ended June 30    Ended June 30
                                    ---------------- ----------------
                                      2005    2004     2005    2004
                                    ------- -------- ------- --------
                                            Restated         Restated

Net income                           $1.37    $1.49   $2.80    $2.91

 Income from discontinued operations     --    0.02       --    0.02
                                    ------- -------- ------- --------

Net income from continuing
 operations                           1.37     1.47    2.80     2.89

 Net realized gains (losses)          0.00     0.07    0.01     0.26

 Net gains (losses) on derivative
  instruments and foreign exchange    0.00     0.05    0.03     0.01
                                    ------- -------- ------- --------

Operating income (2)                 $1.37    $1.35   $2.76    $2.62
                                    ======= ======== ======= ========

(1) May not add due to rounding.
(2) A non-GAAP measure.


                      MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share
-------------------------------------------

                                  June 30, 2005    December 31, 2004
                                -----------------  -----------------

Book value                                $49.15             $47.20
After-tax value of:
 Deferred premium revenue       15.65              14.97
 Prepaid reinsurance premiums   (2.19)             (2.20)
 Deferred acquisition costs     (1.86)             (1.68)
                                ------             ------
    Net deferred premium revenue           11.60              11.09
 Present value of installment
  premiums (1)                             10.43               9.83
 Unrealized gains on investment
   contract liabilities                     0.49               0.88
 Loss provision (2)                        (2.86)             (2.71)
                                      -----------        -----------
Adjusted book value (3)                   $68.81             $66.29
                                      ===========        ===========

(1) At June 30, 2005 and December 31, 2004, the discount rate was 5.0% and 4.8%, respectively.
(2) The loss provision is calculated by applying 12% to the following items on an after-tax basis: (a) deferred premium revenue; (b) prepaid reinsurance premiums; and, (c) the present value of installment premiums.
(3) A non-GAAP measure.


                  CONSOLIDATED INSURANCE OPERATIONS
                  ---------------------------------

Selected Financial Data Computed on a Statutory Basis
-----------------------------------------------------
(dollars in millions)
                                        June 30,          December 31,
                                          2005                2004
                                      ------------       -------------
 Capital and surplus                    $3,710.1           $3,394.7
 Contingency reserve                     2,690.4            2,666.0
                                      -----------        -----------
     Capital base                        6,400.5            6,060.7

 Unearned premium reserve                3,432.4            3,346.0
 Present value of installment
  premiums (1)                           2,151.6            2,108.3
                                      -----------        -----------

     Premium resources                   5,584.0            5,454.3

 Loss and loss adjustment expense
  reserves                                 203.4              272.5
 Soft capital credit facilities            850.0            1,100.0
                                      -----------        -----------

     Total claims-paying resources     $13,037.9          $12,887.5
                                      ===========        ===========

 Net debt service outstanding         $885,444.9         $890,222.1

 Capital ratio (2)                         138:1              147:1

 Claims-paying ratio (3)                    80:1               81:1

(1) At June 30, 2005 and December 31, 2004, the discount rate was 5.0% and 4.8%, respectively.
(2) Net debt service outstanding divided by the capital base.
(3) Net debt service outstanding divided by the sum of the capital base, unearned premium reserve (after-tax), present value of installment premiums (after-tax), loss and loss adjustment expense reserves and soft capital credit facilities.


    CONTACT: MBIA Inc.
             Michael C. Ballinger, 914-765-3893